Exhibit 99.1

News Release	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

For Release: August 5, 2009	Contact:	Dale C. Davies Michael Obertop 636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2009
St. Charles, MO, August 5, 2009 — American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2009 financial results.
“We shipped approximately 980 railcars in the second quarter of 2009, resulting in EBITDA of $11.2 million and net earnings of $1.1 million,” said James Cowan, President and CEO of ARI. “As a result of a weaker economy and slowing demand for railcars, we shipped 53% fewer railcars in the second quarter of 2009 as compared to the same quarter of 2008. The softer railcar market has and will continue to require us to evaluate our production levels at all manufacturing locations and we plan to adjust the workforce as needed. In addition, we have made efforts to reduce overhead costs and control spending at all locations. All of these items have helped support profit margins. Our railcar services segment completed three plant expansions and revenues increased 12% in the second quarter of 2009 compared to the same quarter of 2008. Our balance sheet continues to be strong with $282.6 million in cash and $45.5 million in short-term investments.”
For the three months ended June 30, 2009, revenues were $109.9 million and net earnings were $1.1 million or $0.05 per share. In comparison, for the three months ended June 30, 2008, revenues were $204.5 million and net earnings were $6.2 million or $0.29 per share.
Revenues in the second quarter of 2009 were lower than the same period of 2008 primarily due to lower railcar shipments due to decreased demand, partially offset by increased average railcar selling prices due to a change in product mix. During the three months ended June 30, 2009, the Company shipped approximately 980 railcars compared to approximately 2,080 railcars in the same period of 2008.
EBITDA was $11.2 million in the second quarter of 2009 compared to EBITDA of $18.0 million in the second quarter of 2008. The decrease in EBITDA and net earnings resulted primarily from decreased volume, as discussed above, and an increase in joint venture losses, all partially offset by an increase in other income, and a decrease in selling, administrative and other costs. Joint venture earnings decreased $2.1 million primarily due to the idling of the Company’s castings joint venture and expenses from the axle joint venture. In the second quarter of 2009, other income was less than $0.1 million and related to the foreign currency option that was satisfied during the quarter as compared to an other loss in the second quarter of 2008 of $1.5 million related to short-term investment activity. A reconciliation of the Company’s net earnings to EBITDA (a non-GAAP financial measure) is set forth in the supplemental disclosure attached to this press release.
For the six months ended June 30, 2009, revenues were $266.9 million and net earnings were $3.9 million or $0.18 per share. In comparison, for the six months ended June 30, 2008, revenues were $388.5 million and net earnings were $16.4 million or $0.77 per diluted share. Net earnings were negatively impacted by net interest expense increasing $0.9 million, after-tax, or $0.04 per share, primarily due to lower returns on cash balances.
Revenues were lower in the six months ended June 30, 2009 compared to the same period of 2008 primarily due to lower railcar shipments, partially offset by increased average railcar selling prices due to a change in product mix. During the six months ended June 30, 2009, the Company shipped approximately 2,470 railcars compared to approximately 3,980 railcars in the same period of 2008.
EBITDA was $25.2 million in the six months ended June 30, 2009 compared to EBITDA of $41.6 million in the six months ended June 30, 2008. The decrease in EBITDA and net earnings resulted primarily from decreased volume, increased joint venture losses and decreased other income. Joint venture earnings decreased $3.2 million primarily due to the idling of the Company’s castings joint venture and expenses from the axle joint venture. Other loss of $0.1 million for the six months ended June 30, 2009 was recorded as a result of the foreign currency option that was satisfied during April 2009. Other income for the six months ended June 30, 2008 was $1.7 million and was primarily related to gains on short-term investment activity.

The Company’s backlog was reduced to approximately 1,770 railcars as of June 30, 2009. The backlog level has declined primarily due to weak demand for railcars, driven mostly by a weak economy and a difficult credit environment. The Company will continue to quote on railcar orders as opportunities are available.
One of the Company’s largest customers, CIT Group Inc. (CIT), recently announced that in the event that it is unable to effect a comprehensive restructuring of its liabilities, or for other reasons, it may be forced to seek bankruptcy relief. CIT accounted for 13% and 31% of the Company’s revenues in the three and six months ended June 30, 2009, respectively, and accounts for 53% of orders included in the backlog as of June 30, 2009. In the event of bankruptcy for whatever reason, CIT, among other things, may have the right to cancel or could renegotiate its orders included in the backlog. Even if CIT does not seek bankruptcy relief, any continued financial difficulties of CIT could materially adversely affect the Company’s business relationship with CIT and the Company’s business, prospects and financial condition.
ARI will host a webcast and conference call on Thursday, August 6, 2009 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2009 financial results. To participate in the webcast, please log on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 800-638-5495 and use participant code 26983398. Participants are asked to logon to the ARI website or dial-in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
American Railcar Industries, Inc. is a leading North American designer and manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are forward—looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding anticipated future production rates, workforce adjustments and any implication that the Company’s backlog may be indicative of future sales, as well as statements regarding the potential consequences for the Company’s business and prospects as a result of CIT’s financial difficulties. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Other potential risks and uncertainties include, among other things: the impact of the current economic downturn, adverse market conditions and restricted credit markets, and the impact of the continuation of these conditions; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; the material adverse effects on the Company’s backlog, and its ability to convert backlog into revenues, that could result if CIT seeks bankruptcy relief or continues to experience financial difficulties; the health of and prospects for the overall railcar industry; our prospects in light of the cyclical nature of its railcar manufacturing business and the current economic environment; our ability to manage overhead and production slow downs; the highly competitive nature of the railcar manufacturing industry, fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; risks associated with potential acquisitions or joint ventures; the risk of lack of acceptance of our new railcar offerings by our customers; the sufficiency of our liquidity and capital resources; the conversion of our railcar backlog into revenues; anticipated production schedules for our products and the anticipated construction and production schedules of our joint ventures; the impact and anticipated benefits of any acquisitions we may complete; the impact and costs and expenses of any litigation we may be subject to now or in the future; compliance with covenants contained in our unsecured senior notes and in our revolving credit facility; the ongoing benefits and risks related to our relationship with Mr. Carl C. Icahn, our principal beneficial stockholder and the chairman of our board of directors, and certain of his affiliates; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of
	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$282,617	$291,788
Short-term investments — available-for-sale securities	45,472	2,565
Accounts receivable, net	23,423	39,725
Accounts receivable, due from affiliates	15,060	10,283
Inventories, net	63,016	97,245
Prepaid expenses and other current assets	4,325	5,314
Deferred tax assets	1,373	2,297

Total current assets	435,286	449,217

Property, plant and equipment, net	205,444	206,936
Deferred debt issuance costs	2,903	3,204
Goodwill	7,169	7,169
Other assets	37	37
Investments in joint ventures	12,012	13,091

Total assets	$662,851	$679,654

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,885	$42,201
Accounts payable, due to affiliates	643	5,193
Accrued expenses and taxes	6,195	7,758
Accrued compensation	8,177	10,413
Accrued interest expense	6,906	6,907
Accrued dividends	639	639

Total current liabilities	46,445	73,111

Senior unsecured notes	275,000	275,000
Deferred tax liability	7,482	4,683
Pension and post-retirement liabilities	9,172	9,024
Other liabilities	3,078	3,111

Total liabilities	341,177	364,929

Commitments and contingencies

Stockholders’ equity:

Common stock, $.01 par value, 50,000,000 shares authorized, 21,302,296 shares issued and outstanding at June 30, 2009 and December 31, 2008	213	213
Additional paid-in capital	239,617	239,617
Retained earnings	82,615	80,035
Accumulated other comprehensive loss	(771)	(5,140)

Total stockholders’ equity	321,674	314,725

Total liabilities and stockholders’ equity	$662,851	$679,654

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	June 30,	June 30,
	2009	2008

Revenues:
Manufacturing operations (including revenues from affiliates of $37,623 and $53,756 for the three months ended June 30, 2009 and 2008, respectively)	$94,608	$190,863

Railcar services (including revenues from affiliates of $4,452 and $4,172 for the three months ended June 30, 2009 and 2008, respectively)	15,318	13,619

Total revenues	109,926	204,482

Cost of revenue:
Manufacturing operations	(85,106)	(173,152)
Railcar services	(12,011)	(10,718)

Total cost of revenue	(97,117)	(183,870)
Gross profit	12,809	20,612

Selling, administrative and other (including costs related to affiliates of $154 and $152 for the three months ended June 30, 2009 and 2008, respectively)	(5,661)	(6,153)

Earnings from operations	7,148	14,459

Interest income (including income related to affiliates of $5 and $9 for the three months ended June 30, 2009 and 2008, respectively)	1,802	1,705
Interest expense	(5,136)	(5,048)
Other income (loss)	13	(1,463)
(Loss) earnings from joint ventures	(1,971)	96

Earnings before income tax expense	1,856	9,749
Income tax expense	(724)	(3,517)

Net earnings available to common shareholders	$1,132	$6,232

Net earnings per common share — basic and diluted	$0.05	$0.29
Weighted average common shares outstanding — basic and diluted	21,302	21,302

Dividends declared per common share	$0.03	$0.03

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Six Months Ended
	June 30,	June 30,
	2009	2008

Revenues:
Manufacturing operations (including revenues from affiliates of $85,759 and $88,445 for the six months ended June 30, 2009 and 2008, respectively)	$239,278	$361,647

Railcar services (including revenues from affiliates of $7,985 and $8,225 for the six months ended June 30, 2009 and 2008, respectively)	27,595	26,884

Total revenues	266,873	388,531

Cost of revenue:
Manufacturing operations	(215,204)	(324,042)
Railcar services	(22,483)	(21,585)

Total cost of revenue	(237,687)	(345,627)
Gross profit	29,186	42,904

Selling, administrative and other (including costs related to affiliates of $308 and $303 for the six months ended June 30, 2009 and 2008, respectively)	(12,674)	(12,994)

Earnings from operations	16,512	29,910

Interest income (including income related to affiliates of $10 and $20 for the six months ended June 30, 2009 and 2008, respectively)	2,985	4,262
Interest expense	(10,276)	(10,091)
Other (loss) income	(83)	1,736
(Loss) earnings from joint ventures	(2,813)	400

Earnings before income tax expense	6,325	26,217
Income tax expense	(2,467)	(9,857)

Net earnings available to common shareholders	$3,858	$16,360

Net earnings per common share — basic and diluted	$0.18	$0.77
Weighted average common shares outstanding — basic and diluted	21,302	21,302

Dividends declared per common share	$0.06	$0.06

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Six Months Ended
	June 30,	June 30,
	2009	2008
Operating activities:
Net earnings	$3,858	$16,360
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	11,613	9,591
Amortization of deferred costs	341	406
Loss on disposal of property, plant and equipment	115	237
Stock based compensation	201	395
Income related to the reversal of stock based compensation	—	(411)
Change in investments in joint ventures as a result of loss (earnings)	2,813	(400)
Unrealized loss (gain) on derivatives	88	(620)
Provision for deferred income taxes	1,571	569
Provision for doubtful accounts receivable	11	155
Investing activities reclassified from operating activities:
Realized gain (loss) on derivatives	10	—
Realized gain on sale of short-term investments — available-for-sale securities	—	(930)
Changes in operating assets and liabilities:
Accounts receivable, net	16,318	(12,642)
Accounts receivable, due from affiliate	(4,777)	(4,248)
Inventories, net	34,247	(19,686)
Prepaid expenses	902	526
Accounts payable	(18,291)	17,426
Accounts payable, due to affiliate	(4,550)	1,221
Accrued expenses and taxes	(3,893)	(3,971)
Other	162	(265)

Net cash provided by operating activities	40,739	3,713
Investing activities:
Purchases of property, plant and equipment	(10,004)	(24,211)
Purchases of short-term investments — available-for-sale securities	(36,841)	(27,857)
Sales of short-term investments — available-for-sale securities	—	5,291
Realized gain (loss) on derivatives	(10)	—
Proceeds from repayment of note receivable from affiliate	—	329
Investments in joint ventures	(1,845)	(461)
Sale of investment in joint venture	—	1,875
Restricted cash	—	(3,105)

Net cash used in investing activities	(48,700)	(48,139)
Financing activities:
Common stock dividends	(1,278)	(1,278)
Finance fees related to new credit facility	(40)	(40)
Repayment of debt	—	(8)

Net cash used in financing activities	(1,318)	(1,326)

Effect of exchange rate changes on cash and cash equivalents	108	1

Decrease in cash and cash equivalents	(9,171)	(45,751)
Cash and cash equivalents at beginning of period	291,788	303,882

Cash and cash equivalents at end of period	$282,617	$258,131

RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net earnings	$1,132	$6,232	$3,858	$16,360
Income tax expense	724	3,517	2,467	9,857
Interest expense	5,136	5,048	10,276	10,091
Interest income	(1,802)	(1,705)	(2,985)	(4,262)
Depreciation	5,969	4,939	11,613	9,591

EBITDA	$11,159	$18,031	$25,229	$41,637

Income related to stock options	—	(279)	—	(91)
(Income) Expense related to stock appreciation rights [1]	236	(30)	201	75
Other (income) loss	(13)	1,463	83	(1,736)

Adjusted EBITDA	$11,382	$19,185	$25,513	$39,885

[1]	SARs are cash settled at time of exercise
EBITDA represents net earnings before income tax expense, interest expense (income), net of depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share based compensation expense related to stock options and stock appreciation rights (SARs), and before gains or losses on investments and derivative instruments. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance, and management also uses Adjusted EBITDA for that purpose. The charges related to our grants of stock options are non-cash charges that are excluded from our calculation of EBITDA under our unsecured senior notes. Our SARs (which settle in cash) are revalued each quarter based upon changes in our stock price. Management believes that eliminating the charges associated with our share based compensation, investments and derivates allows us and our investors to understand better our operating results independent of financial changes caused by the fluctuating price and value of our common stock, investments and derivative instruments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.